Exhibit 99.1

Contacts:	Donna Sitkiewicz (Media)	Mark Magnesen (Investors)
	847-646-5770	847-646-3194
	donna.sitkiewicz@kraft.com	mmagnesen@kraft.com

Richard Johnson (Media)
44 208-580-2581
rjohnson@krafteurope.com

Kraft Foods Inc. Reports First Quarter 2004 Results

•                  First Quarter 2004 Diluted E.P.S. Of $0.33 Down 32.7% Versus 2003 Including $0.12 In Exit Costs For Restructuring Program And An Intangible Asset Impairment Charge

•                  Net Revenues Up 4.5% On Volume Growth Of 0.5%

•                  Sustainable Growth Plan On Track

NORTHFIELD, IL – April 19, 2004 – Kraft Foods Inc. (NYSE: KFT) today reported first quarter 2004 results.  Diluted earnings per share of $0.33 were in line with expectations and down 32.7% versus 2003 due largely to $0.12 per share in exit costs for the restructuring program announced in January and an intangible asset impairment charge.  The company indicated that it expects full-year earnings per share to be in line with current Street estimates and at the lower end of its EPS guidance range of $1.63-$1.70 (which includes an estimated $0.30 per share in asset impairment charges and exit costs for the restructuring program), due primarily to higher than originally anticipated commodity costs.

“As expected, the company’s first quarter earnings were down versus prior year due to restructuring charges, increased marketing investment and higher benefit costs,” said Jim Dollive, Chief Financial Officer of Kraft Foods. “During the quarter, we made good progress on our Sustainable Growth Plan.  Our increased marketing investment drove improved results in key businesses, and our cost restructuring program is on track.  While reported volume growth was just 0.5%, declines and difficult comparisons in select categories and countries masked solid growth across much of the portfolio.  Given the early success of these initiatives, we remain committed to increasing our 2004 marketing investment by $500-$600 million as a key element of the Sustainable Growth Plan.”

Dollive added, “Costs of many commodities surged during the quarter, most notably U.S. cheese costs, which reached historical highs.  These higher costs are expected to be a key challenge for both Kraft and the food industry.”

First Quarter Results

Diluted earnings per share were in line with the company’s previous guidance and were down 32.7% versus the prior year, as a decline in operating income of 33.5% was partly offset by reduced interest expense and a lower effective tax rate.  Earnings per share were impacted by exit costs for the restructuring program ($0.11 per share), higher commodity costs ($0.05 per share), increased marketing investment ($0.03 per share), increased benefit costs and restricted stock expense ($0.02 per share), and an intangible asset impairment charge ($0.01 per share), partially offset by a lower tax rate ($0.02 per share), favorable currency ($0.01 per share) and growth from the remainder of operations ($0.03 per share), including top-line growth.

Net revenues in the first quarter increased $334 million, or 4.5%, due to favorable currency of $306 million and volume growth.  Total reported volume was up 0.5% due to ongoing volume growth of 0.8%, partially offset by the impact of divestitures.  Volume strength across many businesses was partially offset by continued challenges in cookies and cereals, including the low carbohydrate diet phenomenon; by trade inventory reductions in certain categories and countries; and by tough comparisons with last year, when new product activity was skewed to the first quarter.

Kraft North America Commercial (KNAC) volume growth of 1.0% was broad-based, with strength in foodservice, cheese, snack nuts, meats, desserts, and enhancers, partially offset by weakness in cookies and cereal as well as new product timing and trade inventory reductions on ready-to-drink beverages.  Volume in non-measured channels was up double digits across most businesses.  Volume at Kraft International Commercial (KIC) decreased 0.9%, as the impact of divested businesses more than offset on-going volume growth of 0.4%.  Ongoing volume growth was driven by tack-on acquisitions and growth in the UK and Germany, partially offset by declines in France and Puerto Rico, due to aggressive price competition, and in Russia due to trade inventory reductions.  Other key developing markets, such as China, Venezuela, Argentina and Brazil, all recorded solid volume increases in the quarter.

The company’s Sustainable Growth Plan progressed on track during the quarter.  Marketing investment increased by approximately $75 million versus the prior year.  The marketing increase in the first quarter was focused in three U.S. categories: cheese, cold cuts and snack nuts.  In cheese and cold cuts, consumption and share trends remained strong.  Snack nuts consumption and volume were both up double digits, benefiting from consumer health and wellness trends.  Consistent with the Sustainable Growth Plan, increased spending during the remainder of 2004 will be leveraged to manage price gaps, to increase media spending, to drive growth in developing markets and non-measured channels, to enhance brand equity and to support new products.  Recent and upcoming new product launches include CarbWell cereals, bars and cookies; Post Honey Bunches of Oats varieties with Peach and Banana; Nabisco 100-Calorie Packs; Back to Nature expansions into new categories; DiGiorno Thin Crispy Crust Pizza; Kool Aid Jammers 10; Capri Sun Fruit Waves; new Philadelphia Cream Cheese varieties in Germany, Austria and the UK; and Milka M-joy in Germany and Austria.

The restructuring program announced in January is on track.  During the first quarter, the company announced the exit of five plants and the elimination of approximately 2,000 positions worldwide.  Pre-tax charges from these actions were $279 million.  Pre-tax savings from the restructuring program were approximately $10 million for the quarter.  For the full year, the company projects pre-tax exit costs and all intangible asset charges of $750-$800 million (after-tax equivalent of approximately $0.30 per share) and pre-tax savings of $120-$140 million for the restructuring program.

The company completed its annual review of goodwill and intangible assets during the first quarter.  This review resulted in a pre-tax $29 million non-cash charge related to an intangible asset impairment for a small confectionery business in the U.S. and certain brands in Mexico.

During the quarter, the company declared a regular quarterly dividend of $0.18 per common share and repurchased 4.9 million shares of Class A common stock for $162 million.

In March, the company announced the acquisition of Veryfine Products Inc., the privately held manufacturer of Fruit2O flavored water and Veryfine juices and juice drinks, with 2003 net sales of approximately $140 million.  In early April, the company announced a licensing agreement with Tazo Tea Company, a wholly owned subsidiary of Starbucks Corporation, under which Kraft will market, sell and distribute Tazo products across the entire U.S. grocery channel.

Outlook

Diluted earnings per share in 2004 are projected to be in line with current Street estimates and at the lower end of the company’s previously issued guidance of $1.63-$1.70, which includes an estimated $0.30 per share impact from asset impairment charges and exit costs for the restructuring program.  Key items expected to adversely impact earnings growth in 2004 include higher commodity costs, increased marketing and price gap management spending of $500-$600 million ($0.19-$0.23 per share), higher pension and post-employment costs and restricted stock expense (combined $0.07 per share), and gains on sales of businesses recorded in 2003 ($0.01 per share).

Prices for many of the company’s major commodities increased substantially during the first quarter, most notably dairy, soybean oil, grains and coffee.  Dairy costs in particular are expected to remain significantly higher than last year because of lower U.S. milk supplies.  In response to higher costs, the company announced increased prices in several of its U.S. cheese businesses at the end of the first quarter.  Higher commodity costs, particularly dairy, are expected to be a key challenge in the remainder of the year.

The company projects full-year growth in constant currency revenues of around 3% (including tack-on acquisitions and excluding the impact of divestitures).  Top-line growth is projected to improve during the latter part of the year due to tack-on acquisitions, the timing of new product launches, substantial increases in marketing investments and developing market growth.  Beyond top-line growth, other earnings drivers are expected to include restructuring program savings ($0.05 per share) and a lower effective tax rate.  The first quarter tax rate of 31.9% was down more than three points versus prior year, reflecting the favorable resolution of tax items.  For the full year, the effective tax rate is expected to average approximately 33.5%.

In the second quarter, three items in particular are expected to adversely impact earnings.  First, the quarter contains the highest projected marketing investment of all the quarters.  Second, short-term margin compression is anticipated as the benefit of pricing lags commodity cost increases, particularly in cheese.  Third, the company expects an effective tax rate of approximately 36.0% in the quarter.

As a result of the organization changes announced on January 8, 2004, the company’s first quarter results are presented in a new segment structure.  Restated historical results are available in the financial tables contained in this release.  The company reports six segments:  U.S. Beverages & Grocery; U.S. Snacks; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; Europe, Middle East & Africa; and Latin America & Asia Pacific.  The new segment structure in North America reflects a shift of certain divisions and brands between segments to more closely align these businesses to consumer sectors.  Results for the Mexico and Puerto Rico businesses, which were previously reported in the Cheese, Meals and Enhancers segment, are now reported in the Latin America & Asia Pacific segment.

As described in “Note 13, Segment Reporting” of Kraft Foods Inc.’s 2003 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.  (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

Kraft North America Commercial

Operating companies income declined 33.5% to $846 million due to exit costs for the restructuring program of $245 million, higher commodity and benefit costs, increased marketing investment and an intangible asset impairment charge of $17 million, partially offset by the contribution from volume growth and favorable currency of $11 million.

Net revenues increased 2.5% to $5,399 million as higher volume, favorable currency of $72 million, and commodity-driven pricing in foodservice were partially offset by increased promotional spending.  Volume was up 1.0% behind solid growth in many businesses, particularly those with higher marketing spending as part of the Sustainable Growth Plan, offset by declines in biscuits and cereal and an overall shift in the timing of new products.

Following are first quarter results by segment for KNAC:

U.S. Beverages & Grocery net revenues decreased 0.7% due primarily to a volume decline of 0.3%.  Volume decreases in Cereal and Beverages were partially offset by mid-single digit growth in Desserts, Enhancers and Coffee.  A double digit decline in Cereal was driven by category softness reflecting consumers’ focus on lower carbohydrate products, the timing of new product launches and aggressive competition.  Beverages were down due to the timing of new product launches, related trade inventory reductions and, to a lesser extent, aggressive price competition.  Desserts grew behind sugar-free, ready-to-eat desserts and Cool Whip frozen toppings.  Enhancers growth reflected strong gains in non-measured channels for Kraft salad dressings and mayonnaise.  Despite a difficult competitive environment, Coffee volume increased behind growth in non-measured channels.  Segment OCI decreased 11.9% to $457 million due to exit costs for the restructuring program of $15 million, increased commodity and benefit costs, and lower volume, partially offset by a decrease in marketing spending.

U.S. Snacks net revenues decreased 1.8% due to adverse mix and flat overall volume, with higher Snack Nuts volume offset by lower Biscuits volume.  Double digit volume gains in Planter’s Snack Nuts reflect the growing consumer awareness of the nutritional benefits of nuts, improved marketing programs, and higher marketing spending as part of the Sustainable Growth Plan.  In Biscuits, consumers’ focus on low carbohydrate diets continued to affect consumption in the first quarter.  Cookie share was down just slightly, while cracker share was up one point.  Within crackers, Ritz Chips continued to perform well.  Segment OCI declined to a $15 million loss due to exit costs for the restructuring program of $159 million, increased commodity and benefit costs, an intangible asset impairment charge of $17 million (for a small confectionery business), and adverse product mix, partially offset by reduced product returns.

U.S. Cheese, Canada & North America Foodservice net revenues increased 10.1% driven by volume growth, favorable currency of $72 million and Foodservice pricing, partially offset by higher promotional reinvestment spending in Cheese.  Volume was up 3.9% driven by growth in Foodservice due to strong national account results and by mid-single digit growth in Cheese, as Sustainable Growth Plan reinvestment spending is having its intended effect.  Shares improved in all key cheese segments, including Naturals (+1.0 points), Cream Cheese (+3.8 points) and Process Slices (+2.5 points).  Segment OCI declined 34.1% to $207 million as exit costs for the restructuring program of $62 million, increased commodity and benefit costs, and higher marketing spending were partially offset by volume growth and favorable currency of $11 million.

U.S. Convenient Meals net revenues increased 0.7% as favorable product mix more than offset a volume decline.  Volume was down 0.9%, as a decline in Meals was partially offset by growth in Oscar Mayer meats.  The decline in Meals volume primarily reflected the exit of certain product lines in the second half of last year, including Kraft Fresh Prep and Stove Top Oven Classics.  Oscar Mayer volume was up behind high single digit growth in cold cuts, as marketing reinvestment spending continued to drive improved consumption and share, which was up 0.7 points on the quarter.  Segment OCI decreased 12.4% to $197 million as increased commodity and benefit costs, higher marketing spending and exit costs for the restructuring program of $9 million were partially offset by favorable product mix.

Kraft International Commercial

Operating companies income decreased 26.8% to $191 million, as exit costs for the restructuring program of $34 million, lower margins, higher benefit costs, infrastructure investment in developing markets, and an intangible asset impairment charge of $12 million were partially offset by favorable currency of $24 million.

Net revenues grew 9.6% to $2,294 million, as favorable currency of $234 million and pricing actions in response to Latin American devaluation-driven cost increases were partially offset by increased promotional spending in Europe and the impact of divestitures.  Volume was down 0.9% due to divestitures, while volume from ongoing businesses was up 0.4% driven by tack-on acquisitions, which accounted for 2.0 percentage points of growth.  While growth was solid in markets such as Germany, the United Kingdom, China and Latin America, overall growth was impacted by category softness, price competition and trade inventory reductions in other markets, particularly France, Russia and Puerto Rico.

Following are first quarter results by segment for KIC:

Europe, Middle East & Africa (EMEA) net revenues increased 10.7% as favorable currency of $208 million was partially offset by the impact of divestitures and increased promotional spending.  Volume was down 1.8%, as the impact of divestitures more than offset ongoing volume growth of 0.5%.  Ongoing volume growth was driven by tack-on acquisitions and by gains in the United Kingdom and Germany, moderated by declines in France, due to market softness and price competition in coffee, and in Russia, due to trade inventory reductions. Segment OCI decreased 19.4% to $158 million, reflecting exit costs for the restructuring program of $32 million, higher benefit costs, infrastructure investment in Eastern Europe and increased promotional spending, partially offset by favorable currency of $26 million.

EMEA beverages volume was down. Coffee volume was lower driven primarily by increased price competition in France, partly offset by growth in Germany and Spain. Refreshment beverages volume decreased, impacted by reduced Tang sales in the Middle East following lower consumption during the Ramadan period.

EMEA snacks volume was up, as an increase in biscuits, due to acquisitions, was partially offset by a decline in confectionery, reflecting price competition and trade inventory reductions in Russia. New products fueled confectionery volume growth in Germany, Austria and Spain.

EMEA cheese volume was lower, impacted by the divestiture of the Invernizzi business in Europe. Ongoing cheese volume grew, with gains in the United Kingdom and Germany driven by the solid performance of Philadelphia cream cheese.

EMEA grocery volume increased, with gains in the United Kingdom and in Egypt. EMEA convenient meals volume was lower, impacted by the divestiture of the reis-fit business in Europe.

Latin America & Asia Pacific (LAAP) net revenues increased 6.3% driven by favorable currency and pricing actions, partially offset by adverse mix.  Volume was up 0.4%, as gains in Argentina, Brazil, Venezuela and China were partially offset by declines in Puerto Rico, Australia and Southeast Asia, with these markets generally impacted by price competition.  Venezuela’s growth reflects a soft year-ago period when the country was affected by a national strike.  Segment OCI decreased 49.2% to $33 million as an intangible asset impairment charge of $12 million in Mexico, exit costs for the restructuring program, devaluation-driven cost increases and higher expenses were partially offset by price increases.

LAAP snacks volume increased, driven by gains in Argentina, Brazil, and China, benefiting from new products, and growth in Venezuela, reflecting a soft year-ago period.

LAAP beverages volume decreased, as the impact of price competition in Puerto Rico and Mexico was moderated by a gain in China behind strong Tang marketing.  LAAP cheese and grocery volume grew, driven by gains in Venezuela.

*     *     *

The company will host a conference call for members of the investment community at 5:00 p.m. ET on April 19, 2004.  Access to a live audio webcast is available at www.kraft.com and a replay of the conference call will be available on the company’s web site.

Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide.  Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. In addition, the company is subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

#      #      #

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)

	2004	2003	% Change

Net revenues	$7,693	$7,359	4.5%
Cost of sales	4,748	4,349	9.2%
Gross profit	2,945	3,010	(2.2)%
Marketing, administration and research costs	1,600	1,476
Asset impairment and exit costs	308	—
Operating companies income	1,037	1,534	(32.4)%
Amortization of intangibles	2	2
General corporate expenses	46	44
Operating income	989	1,488	(33.5)%
Interest and other debt expense, net	165	179
Earnings before income taxes and minority interest	824	1,309	(37.1)%
Provision for income taxes	263	460	(42.8)%
Earnings before minority interest	561	849	(33.9)%
Minority interest in earnings, net	1	1
Net earnings	$560	$848	(34.0)%
Basic earnings per share	$0.33	$0.49	(32.7)%
Diluted earnings per share	$0.33	$0.49	(32.7)%
Weighted average number of shares outstanding - Basic	1,717	1,729	(0.7)%
- Diluted	1,720	1,730	(0.6)%

KRAFT FOODS INC.
and Subsidiaries
Segment Reclass - Volume

Quarterly 2003

(lbs in millions)

Note: As a result of the organization changes announced on January 8, 2004, the company’s first quarter results are presented in a new segment structure.  Restated historical results are available in the financial tables contained in this release.  The company reports six segments: U.S. Beverages & Grocery; U.S. Snacks; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; Europe, Middle East & Africa; and Latin America & Asia Pacific.  The new segment structure in North America reflects a shift of certain divisions and brands between segments to more closely align these businesses to consumer sectors.  Results for the Mexico and Puerto Rico businesses, which were previously reported in the Cheese, Meals and Enhancers segment, are now reported in the Latin America & Asia Pacific segment.

	Q1	Q2	Q3	Q4	Year
2003 Volume (lbs)- As Reported
Beverages, Desserts and Cereals	988	1,087	955	875	3,905
Biscuits, Snacks and Confectionery	501	517	518	547	2,083
Cheese, Meals and Enhancers	1,483	1,652	1,452	1,596	6,183
Oscar Mayer and Pizza	399	418	393	360	1,570
Europe, Middle East and Africa	670	740	689	872	2,971
Latin America and Asia Pacific	423	493	479	574	1,969

2003 Volume (lbs)- As Reported	4,464	4,907	4,486	4,824	18,681

Segment Reclass
U.S. Beverages & Grocery	199	297	176	168	840
U.S. Snacks	—	—	—	—	—
U.S. Cheese, Canada & North America Foodservice	(439)	(536)	(412)	(399)	(1,786)
U.S. Convenient Meals	161	143	151	146	601
Europe, Middle East & Africa	—	—	—	—	—
Latin America & Asia Pacific	79	96	85	85	345

2003 Volume (lbs)- After Reclass
U.S. Beverages & Grocery	1,187	1,384	1,131	1,043	4,745
U.S. Snacks	501	517	518	547	2,083
U.S. Cheese, Canada & North America Foodservice	1,044	1,116	1,040	1,197	4,397
U.S. Convenient Meals	560	561	544	506	2,171
Europe, Middle East & Africa	670	740	689	872	2,971
Latin America & Asia Pacific	502	589	564	659	2,314

2003 Volume (lbs)- After Reclass	4,464	4,907	4,486	4,824	18,681

KRAFT FOODS INC.
and Subsidiaries
Segment Reclass - Net Revenues

Quarterly 2003

($ in millions)

Note: As a result of the organization changes announced on January 8, 2004, the company’s first quarter results are presented in a new segment structure.  Restated historical results are available in the financial tables contained in this release.  The company reports six segments: U.S. Beverages & Grocery; U.S. Snacks; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; Europe, Middle East & Africa; and Latin America & Asia Pacific.  The new segment structure in North America reflects a shift of certain divisions and brands between segments to more closely align these businesses to consumer sectors.  Results for the Mexico and Puerto Rico businesses, which were previously reported in the Cheese, Meals and Enhancers segment, are now reported in the Latin America & Asia Pacific segment.

	Q1	Q2	Q3	Q4	Year
2003 Net Revenues - As Reported
Beverages, Desserts and Cereals	$1,223	$1,206	$1,061	$1,077	$4,567
Biscuits, Snacks and Confectionery	1,143	1,201	1,211	1,246	4,801
Cheese, Meals and Enhancers	2,218	2,440	2,265	2,516	9,439
Oscar Mayer and Pizza	796	797	789	718	3,100
Europe, Middle East and Africa	1,554	1,686	1,644	2,161	7,045
Latin America and Asia Pacific	425	511	510	612	2,058

2003 Net Revenues - As Reported	$7,359	$7,841	$7,480	$8,330	$31,010

Segment Reclass
U.S. Beverages & Grocery	$289	$382	$252	$245	$1,168
U.S. Snacks	—	—	—	—	—
U.S. Cheese, Canada & North America Foodservice	(648)	(750)	(624)	(608)	(2,630)
U.S. Convenient Meals	245	217	249	247	958
Europe, Middle East & Africa	—	—	—	—	—
Latin America & Asia Pacific	114	151	123	116	504

2003 Net Revenues - After Reclass
U.S. Beverages & Grocery	$1,512	$1,588	$1,313	$1,322	$5,735
U.S. Snacks	1,143	1,201	1,211	1,246	4,801
U.S. Cheese, Canada & North America Foodservice	1,570	1,690	1,641	1,908	6,809
U.S. Convenient Meals	1,041	1,014	1,038	965	4,058
Europe, Middle East & Africa	1,554	1,686	1,644	2,161	7,045
Latin America & Asia Pacific	539	662	633	728	2,562

2003 Net Revenues - After Reclass	$7,359	$7,841	$7,480	$8,330	$31,010

KRAFT FOODS INC.

and Subsidiaries

Segment Reclass - Operating Companies Income

Quarterly 2003

($ in millions)

Note: As a result of the organization changes announced on January 8, 2004, the company’s first quarter results are presented in a new segment structure.  Restated historical results are available in the financial tables contained in this release.  The company reports six segments: U.S. Beverages & Grocery; U.S. Snacks; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; Europe, Middle East & Africa; and Latin America & Asia Pacific.  The new segment structure in North America reflects a shift of certain divisions and brands between segments to more closely align these businesses to consumer sectors.  Results for the Mexico and Puerto Rico businesses, which were previously reported in the Cheese, Meals and Enhancers segment, are now reported in the Latin America & Asia Pacific segment.

	Q1	Q2	Q3	Q4	Year
2003 Operating Companies Income- As Reported
Beverages, Desserts and Cereals	$375	$356	$275	$241	$1,247
Biscuits, Snacks and Confectionery	215	252	230	190	887
Cheese, Meals and Enhancers	547	623	498	562	2,230
Oscar Mayer and Pizza	160	152	149	95	556
Europe, Middle East and Africa	196	232	238	346	1,012
Latin America and Asia Pacific	41	64	69	96	270

2003 Operating Companies Income- As Reported	$1,534	$1,679	$1,459	$1,530	$6,202

Segment Reclass
U.S. Beverages & Grocery	$144	$191	$110	$105	$550
U.S. Snacks	—	—	—	—	—
U.S. Cheese, Canada & North America Foodservice	(233)	(281)	(211)	(209)	(934)
U.S. Convenient Meals	65	47	73	76	261
Europe, Middle East & Africa	—	—	—	—	—
Latin America & Asia Pacific	24	43	28	28	123

2003 Operating Companies Income- After Reclass
U.S. Beverages & Grocery	$519	$547	$385	$346	$1,797
U.S. Snacks	215	252	230	190	887
U.S. Cheese, Canada & North America Foodservice	314	342	287	353	1,296
U.S. Convenient Meals	225	199	222	171	817
Europe, Middle East & Africa	196	232	238	346	1,012
Latin America & Asia Pacific	65	107	97	124	393
2003 Operating Companies Income- After Reclass	$1,534	$1,679	$1,459	$1,530	$6,202

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segments

For the Quarters Ended March 31,

(pounds in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
Reported Volume
2004 Volume	1,183	501	1,085	555	3,324	658	504	1,162	4,486
2003 Volume	1,187	501	1,044	560	3,292	670	502	1,172	4,464
% Change	(0.3)%	—%	3.9%	(0.9)%	1.0%	(1.8)%	0.4%	(0.9)%	0.5%

Divested Businesses:
- Divested Businesses - 2003	—	—	—	—	—	(15)	—	(15)	(15)

Volume Excluding Divested Businesses
2004 Volume	1,183	501	1,085	555	3,324	658	504	1,162	4,486
2003 Volume	1,187	501	1,044	560	3,292	655	502	1,157	4,449
% Change	(0.3)%	—%	3.9%	(0.9)%	1.0%	0.5%	0.4%	0.4%	0.8%

KRAFT FOODS INC.
and Subsidiaries
Net Revenues by Business Segment
For the Quarters Ended March 31,
($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
2004 Net Revenues	$1,501	$1,122	$1,728	$1,048	$5,399	$1,721	$573	$2,294	$7,693
2003 Net Revenues	1,512	1,143	1,570	1,041	5,266	1,554	539	2,093	7,359
% Change	(0.7)%	(1.8)%	10.1%	0.7%	2.5%	10.7%	6.3%	9.6%	4.5%

Reconciliation:
2003 Net Revenues	$1,512	$1,143	$1,570	$1,041	$5,266	$1,554	$539	$2,093	$7,359

- Divested Businesses - 2003	—	—	—	—	—	(31)	—	(31)	(31)

- Currency	—	—	72	—	72	208	26	234	306

- Operations	(11)	(21)	86	7	61	(10)	8	(2)	59

2004 Net Revenues	$1,501	$1,122	$1,728	$1,048	$5,399	$1,721	$573	$2,294	$7,693

KRAFT FOODS INC.
and Subsidiaries
Operating Companies Income by Business Segment
For the Quarters Ended March 31,
($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
2004 Operating Companies Income	$457	$(15)	$207	$197	$846	$158	$33	$191	$1,037
2003 Operating Companies Income	519	215	314	225	1,273	196	65	261	1,534
% Change	(11.9)%	(100.0)+%	(34.1)%	(12.4)%	(33.5)%	(19.4)%	(49.2)%	(26.8)%	(32.4)%

Reconciliation:
2003 Operating Companies Income	$519	$215	$314	$225	$1,273	$196	$65	$261	$1,534

- Divested Businesses -2003	—	—	—	—	—	(5)	—	(5)	(5)

- Asset Impairment and Exit Costs -2004	(15)	(176)	(62)	(9)	(262)	(32)	(14)	(46)	(308)

- Currency	—	—	11	—	11	26	(2)	24	35

- Operations	(47)	(54)	(56)	(19)	(176)	(27)	(16)	(43)	(219)

2004 Operating Companies Income	$457	$(15)	$207	$197	$846	$158	$33	$191	$1,037

KRAFT FOODS INC.
and Subsidiaries

Net Earnings and Diluted Earnings Per Share
For the Quarters Ended March 31,
($ in millions, except per share data)

	Net Earnings	Diluted EPS
2004 Net Earnings	$560	$0.33
2003 Net Earnings	848	0.49
% Change	(34.0)%	(32.7)%

Reconciliation:
2003 Reported	$848	$0.49

- 2004 Asset Impairment and Exit Costs	(210)	(0.12)

- Change in tax rate	36	0.02

- Currency	23	0.01

- Operations	(137)	(0.07)

2004 Reported	$560	$0.33

KRAFT FOODS INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)

	March 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$287	$514

All other current assets	7,934	7,610

Property, plant and equipment, net	9,995	10,155

Goodwill	25,777	25,402

Other intangible assets, net	11,042	11,477

Other assets	4,254	4,127

Total assets	$59,289	$59,285

Liabilities and Shareholders’ Equity

Short-term borrowings	$653	$553

Current portion of long-term debt	776	775

Due to Altria Group, Inc. and affiliates	384	543

All other current liabilities	5,802	5,990

Long-term debt	11,696	11,591

Deferred income taxes	5,726	5,856

Other long-term liabilities	5,445	5,447

Total liabilities	30,482	30,755

Total shareholders’ equity	28,807	28,530

Total liabilities and shareholders’ equity	$59,289	$59,285

Total debt	$13,509	$13,462
Capitalization (debt and equity)	42,316	41,992
Debt/capitalization ratio	0.32	0.32